Exhibit 10.2
CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made as of June 27, 2019 (“Effective Date”), between Hudson Global, Inc. (“Company”) and Patrick Lyons (“Consultant”). By executing this Agreement, Company and Consultant agree to be bound by the terms and conditions set forth below.

1. Consulting Services. From July 1, 2019 through December 31, 2019 (the “Consulting Term”), Consultant will make himself reasonably available to assist the Chief Executive Officer to provide support for financial and operational matters (the “Services”). The Company and Consultant anticipate that the Services will require no more than ten hours per week of Consultant’s time and can be done remotely. The Company shall reimburse Consultant for pre-approved expenses incurred in the performance of the Services based upon applicable receipts.

2. Independent Contractor. For all purposes Consultant will operate as an independent contractor of the Company. Consequently, Consultant retains full independence in exercising judgment as to the time, place and manner of performing the services, and bears full responsibility for any and all tax liability that arises from the monies paid pursuant to this Agreement and will fulfill such tax liability. Consultant shall not be entitled to receive any employment benefits offered to employees of the Company. Consultant acknowledges that Consultant is not an employee, agent or co-venturer of the Company and that the Company will not incur any liability as the result of Consultant’s actions. Consultant shall disclose that Consultant is an independent contractor of the Company and shall not represent to any third party that Consultant is the employee, agent, co-venturer, or representative of the Company other than as expressly authorized in writing by the Company.

3. Payment. In consideration for the Services, the Company shall provide Consultant 750 shares of Company’s common stock, issued pursuant to the Company’s 2009 Incentive Stock and Awards Plan, as amended and restated, (the “Consulting Fee”) at the end of each month during the Consulting Term.

4. Termination. The Consulting Term shall remain in effect until December 31, 2019 unless earlier terminated upon any of the following: (i) Consultant’s death or disability, (ii) the Company’s notice to Consultant of termination of his Services due to Consultant’s breach of this Agreement or any other agreement with the Company, which notice shall provide written detail of the breach and give Consultant at least five (5) days to cure such breach prior to the termination becoming effective, or (iii) two (2) weeks’ written notice of such termination to either Party. Upon termination of the Consulting Term under 4(i) or 4(ii), Consultant (or his estate, in the event of his death) will be entitled to receive the portion of the monthly Consulting Fee for the period through the date the termination is effective, and thereafter shall not be entitled to receive any additional payments for the Services. If notice of termination is given by the Company under 4(iii), the Company will provide the remaining Consulting Fee as though Consultant was still providing the Services.

5.     Work Product. Any work product of any type whatsoever, whether tangible or intangible, which Consultant invents, creates, discovers or otherwise produces in connection with this Agreement (“Work Product”) are works made for hire. In the event any Work Product is determined not to be a work made for hire, Consultant shall assign in perpetuity his entire right, title and interest in the Work Product to the Company, as directed.

6.     Company Information. At the end of the Consulting Term, Consultant represents and warrants that Consultant will, on or before such date, deliver to the Company the original and all copies of all documents, records, and property of any nature whatsoever which are in Consultant’s possession or control and which are the property of the Company or which relate to Confidential Information (as described below), or to the business activities, facilities, or customers of the Company, including any records (electronic or otherwise), documents or property created by Consultant.

7.     Confidentiality. Consultant agrees that Consultant shall maintain the confidentiality of any and all information about the Company which is not generally known or available outside the Company, including without limitation, strategic plans, technical and operating know-how, business strategy, trade secrets, customer information, business operations and other proprietary information (“Confidential Information”), and Consultant will not, directly or indirectly, disclose any Confidential Information to any person or entity, or use any Confidential Information, whether for the benefit of Consultant or the benefit of any new employer or any other person or entity, or in any other manner that is detrimental to or inconsistent with any interest of the Company. Except as permitted in writing by the Company or as required by applicable law, Consultant agrees not to discuss this Agreement publicly.

8.     Miscellaneous. All notices and other communications in connection with this Agreement shall be in writing sent to the addresses set forth below. Nothing in this Agreement shall be construed as creating an agency, partnership, joint venture, employment or any other form of legal association between the parties, other than as explicitly set forth herein. This Agreement (i) constitutes the entire agreement between the parties with respect to the consulting services provided for herein and supersedes any previous oral or written agreements, arrangements or understandings relating thereto, (ii) shall be governed by the laws of the State of New York (other than the conflicts of laws provisions thereof), and each party consents to (and waives any objection to) the jurisdiction of and venue in the state and municipal courts located in the City of New York, New York and the United States District Court for the Southern District of New York (iii) may be amended, terminated or waived only in a writing signed by both parties, and (iv) may not be assigned or subcontracted, in whole or in part, directly or indirectly, by operation of law or otherwise, by Consultant. Any forbearance or delay on the part of either party in enforcing any provision of this Agreement or any of its rights hereunder shall not be construed as a waiver of such provision. If any provision of this Agreement is held unenforceable for any reason, such provision shall be reformed only to the extent necessary to make it enforceable, and such holding shall not impair the validity, legality or enforceability of the remaining provisions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 27 day of June, 2019.

June 27, 2019	PATRICK LYONS

	By:	/s/ PATRICK LYONS
		Name:	Patrick Lyons
Signature of Executive

June 27, 2019	HUDSON GLOBAL, INC.

	By:	/s/ JEFFREY E. EBERWEIN
		Name:	Jeffrey E. Eberwein
Signature of Authorized Representative